Exhibit 99.1

For Further Information Contact:
HemoSense, Inc.	Lippert/Heilshorn & Associates
Gordon Sangster, VP Finance & CFO	Don Markley or Brandi Floberg
gsangster@hemosense.com	bfloberg@lhai.com
(408) 240-3794	(310) 691-7100

HEMOSENSE FIRST QUARTER REVENUE INCREASES 96%

Gross Margin Improves to 39%

SAN JOSE, Calif. (February 1, 2007) – HemoSense, Inc. (AMEX: HEM) – a medical device company that develops, manufactures and sells easy-to-use, handheld blood coagulation monitoring systems for use by patients and healthcare professionals in the management of warfarin medication – today reported financial results for the first quarter of fiscal year 2007, ended December 31, 2006.

•	Total revenue for the fiscal 2007 first quarter was $6.7 million, an increase of 96% from total revenue of $3.4 million in the fiscal 2006 first quarter. Domestic revenue was $5.9 million and international revenue was $813,000, representing increases of 110% and 31%, respectively, compared with the prior-year quarter. Total revenue included $1.9 million in revenue for INRatio® meters and accessories, a 45% increase over the fiscal 2006 first quarter, and $4.8 million in revenue for INRatio test strips, a 129% increase from the fiscal 2006 first quarter.

•	HemoSense reported a gross profit of $2.6 million for the quarter, or 39% of total revenue, compared with a gross profit of $1.1 million, or 32% of total revenue, for the fiscal 2006 first quarter. The improvement from the prior period was due primarily to higher unit production volumes and sales of test strips, and to continued process efficiencies.

•	Operating expenses for the quarter were $3.8 million, up 17% from $3.2 million for the fiscal 2006 first quarter.

•	The net loss for the fiscal 2007 first quarter decreased to $1.4 million from $2.3 million for the fiscal 2006 first quarter. The net loss per common share was $0.12 for the quarter on 11.6 million weighted-average shares outstanding, compared with a net loss per common share of $0.22 for the fiscal 2006 first quarter on 10.5 million weighted-average shares outstanding. Included in the net loss and the net loss per share for the first quarter of fiscal 2007 is a non-cash charge of $124,000, or approximately $0.01 per share, respectively, related to stock-based compensation expense pursuant to the adoption of SFAS No. 123(R) compared with $38,000 or less than $0.01 per share in the fiscal 2006 first quarter.

“We are delighted with our strong financial results for the quarter, which reflect, in part, the success of meter placement programs undertaken during 2006, which resulted in a significant increase in market share,” said Jim Merselis, President and CEO of HemoSense.

“We believe the market for point-of-care blood coagulation monitoring continues to grow, and was given further impetus by the recent FDA requirement that Coumadin and warfarin packaging contain a block-box warning on the potential dangers of the drug. This action has focused even greater attention on the need to maintain coagulation levels in a therapeutic range, which can only be attained through more frequent monitoring.

“In light of the momentum and opportunities we see in the market, we strengthened our financial resources during the quarter through separate equity and debt financings. As a result, we have the financial flexibility to continue to develop and penetrate this market,” said Merselis.

HemoSense reported cash, cash equivalents and short-term investments of $19.4 million as of December 31, 2006. The increase in cash compared with the fiscal year end at September 30, 2006 is the result of the financing activity: a $7.0 million private equity placement, and an $8.0 million debt facility agreement, of which $5.0 million was drawn down in the first fiscal quarter for working capital purposes.

Conference Call Information

Management will host an investment community conference call beginning today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and to answer questions. Individuals interested in listening to the conference call may do so by dialing (877) 815-7177 for domestic callers, or (706) 634-1178 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 7091474.

The live conference call will also be available via the Internet on the Investor Relations section of the Company’s Web site at www.hemosense.com. A recording of the call will be available on the Company’s Web site for 30 days following the completion of the call.

About HemoSense

HemoSense is a point-of-care diagnostic healthcare company that develops, manufactures and markets easy-to-use, handheld blood coagulation systems for monitoring patients taking warfarin. The HemoSense INRatio® system, used by healthcare professionals and patients themselves, consists of a small monitor and disposable test strips. It provides accurate and convenient measurement of blood clotting time, or PT/INR values. Routine measurements of PT/INR are necessary for the safe and effective management of the patient’s warfarin dosing. INRatio is sold in the United States and internationally. For more information, visit www.hemosense.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements including those relating to executing the Company’s business strategy to continue to develop and penetrate what the Company perceives as a growing market for point-of-care blood coagulation monitoring are forward looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties which may cause the actual results to differ materially from the statements contained herein. The Company’s fiscal 2007 first quarter financial results are preliminary and unaudited, and are subject to adjustment. Further information on the Company’s business, prior financial results and risk factors are detailed in its filings with the SEC, including its Form 10-K for the year ended September 30, 2006 filed on December 27, 2006. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

HemoSense® and INRatio® are registered trademarks of HemoSense, Inc.

[Tables Follow]

HemoSense, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,
	2006	2005
Revenue	$6,738	$3,436
Cost of goods sold	4,138	2,331

Gross profit	2,600	1,105

Operating expenses:
Research and development	586	477
Sales and marketing	2,108	1,832
General and administrative	1,114	939

Total operating expenses	3,808	3,248

Loss from operations	(1,208)	(2,143)
Interest income	139	145
Interest and other expense	(359)	(328)

Net loss	$(1,428)	$(2,326)

Net loss per share:
Basic and diluted	$(0.12)	$(0.22)

Shares used to compute loss per share:
Basic and diluted	11,621	10,540

HemoSense, Inc.

Balance Sheets

(In thousands)

	December 31, 2006	September 30, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,529	$1,789
Short term investments	9,839	7,939
Accounts receivable	3,770	3,148
Prepaid expenses and other current assets	1,689	371
Inventories	3,373	2,731

Total current assets	28,200	15,978
Property and equipment, net	682	501
Technology licenses	485	245
Other assets	125	126

Total assets	$29,492	$16,850

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,168	$1,142
Accrued expenses and other liabilities	2,329	1,751
Capital lease, current portion	30	37
Borrowings, current portion	2,555	2,353

Total current liabilities	7,082	5,283
Capital lease, net of current portion	11	16
Borrowings, net of current portion	6,763	2,476
Other liabilities	392	398

Total liabilities	14,248	8,173

Shareholders’ equity:
Common stock	13	11
Additional Paid-in capital	74,732	66,739
Unrealized loss on investments	(2)	(2)
Accumulated deficit	(59,499)	(58,071)

Total shareholders’ equity	15,244	8,677

Total liabilities and shareholders’ equity	$29,492	$16,850

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